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                                                                     EXHIBIT 5.1


                                 [WSP&R LETTERHEAD]


                                                       January 28, 1999


EchoStar DBS Corporation
DirectSat Corporation
Echo Acceptance Corporation
EchoSphere Corporation
Dish Installation Network Corporation
EchoStar Technologies Corporation
HT Ventures, Inc.
EchoStar International Corporation
Satellite Source, Inc.
EchoStar Satellite Corporation
Houston Tracker Systems, Inc.
EchoStar North America Corporation
Sky Vista Corporation
EchoStar Indonesia, Inc.
Direct Broadcasting Satellite Corporation
EchoStar Satellite Broadcasting Corporation
Dish, Ltd.
EchoStar Space Corporation
5701 South Santa Fe Drive
Littleton, CO 80120

RE:  9 1/4% SENIOR NOTES DUE 2006 AND 9 3/8% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

     We have acted as special outside counsel for EchoStar DBS Corporation, a Colorado corporation (the "Issuer"), Dish, Ltd., a Nevada corporation, DirectSat Corporation, a Delaware corporation, EchoStar Technologies Corporation, a Texas corporation, and EchoStar Space Corporation Echo Acceptance Corporation, EchoSphere Corporation, Dish Installation Network Corporation, HT Ventures, Inc., EchoStar International Corporation, Satellite Source, Inc., EchoStar Satellite Corporation, Houston Tracker Systems, Inc., EchoStar North America Corporation, Sky Vista Corporation, EchoStar Indonesia, Inc., Direct Broadcasting Satellite Corporation, and EchoStar Satellite Broadcasting Corporation, all Colorado corporations (collectively, the "Guarantors"), and are familiar with the Issuer's and the Guarantors' Registration Statement on Form S-4 (the "Registration Statement"), filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the Issuer's proposed offer to exchange up to $375,000,000 in aggregate

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principal amount of its new 9 1/4% Senior Notes due 2006 (the "New Seven Year
Notes") and $1,625,000,000 in aggregate principal amount of its new 9 3/8% Senior Notes due 2009 (the "New Ten Year Notes" and, together with the New Seven Year Notes, the "Exchange Notes") for up to $375,000,000 in aggregate principal amount of its outstanding 9 1/4% Senior Notes due 2006 (the "Old Seven Year Notes") and $1,625,000,000 in aggregate principal amount of its outstanding 9 3/8% Senior Notes due 2009 (together with the Old Seven Year Notes, the "Old Notes") and the related guarantees of the Exchange Notes by the Guarantors (the "Guarantees").

     In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of:

     (i) the Registration Statement;

     (ii) the Indenture relating to the Old Seven Year Notes between the Issuer, the Guarantors and U.S. Bank Trust National Association, as trustee, dated as of January 25, 1999;

     (iii) the Indenture relating to the Old Ten Year Notes between the Issuer, the Guarantors and U.S. Bank Trust National Association, as trustee, dated as of January 25, 1999;

     (iv) such board resolutions, corporate documents, records and other instruments as we have deemed necessary for the purposes of this opinion.

     As to any facts material to this opinion, we have relied upon statements and representations of the Issuer, EchoStar Communications Corporation, the Guarantors and public officials. We have assumed that each of the Issuer and the Guarantors are validly existing and in good standing under the laws of their respective jurisdiction of organization, that each has the corporate power and authority to enter into and perform its obligations under the Indentures, the Exchange Notes and the Guarantees and that the Trustee under the Indentures has the corporate power and authority to enter into and perform its obligations under the Indentures and each Indenture constitutes the valid, binding and enforceable obligations of the Trustee.

     On the basis of our review, it is our opinion that when (i) the Registration Statement has become effective, (ii) the Exchange Notes and the Guarantees endorsed thereon are duly authorized, executed and delivered on behalf of the Issuer and the Guarantors in accordance with the applicable Indenture in exchange for the applicable Old Notes pursuant to the terms of the offer to exchange set forth in the Prospectus forming a part of the Registration Statement and the accompanying letter of transmittal and (iii) the Exchange Notes are duly authenticated by the Trustee pursuant to the terms of the applicable Indenture, (x) the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws relating to or affecting generally the enforcement of creditors' rights, to general principles of equity and to implied covenants of good faith and fair dealing and (y) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws relating to or affecting generally the enforcement of creditors' rights, to general principles of equity and to implied covenants of good faith and fair dealing.

     We are members of the bar of the State of New York and do not express any opinion herein as to any laws other than the laws of the State of New York and the federal laws of the United States of America. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Colorado, we have relied upon the opinion of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, which is being delivered to you and filed with the

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Commission as an exhibit to the Registration Statement.

     We express no opinion herein on the Federal Communications Act, as amended, or the rules and regulations thereunder or the policies of the Federal Communications Commission or the staff thereof pursuant to delegated authority.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving consent to the use of our name under the heading "Legal Matters", we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                             Very truly yours,